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                                                                     EXHIBIT 3.5

                                  AMENDMENT TO
              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
                 RIGHTS OF SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                      INTELLIGENT INFORMATION INCORPORATED
                    ---------------------------------------

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                    ---------------------------------------

            INTELLIGENT INFORMATION INCORPORATED (the "CORPORATION"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

            1. The first two paragraphs and Section 1 of the Certificate of Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock of the Company (the "SERIES F CERTIFICATE"), are hereby amended in their entirety to increase the number of shares of Series F Convertible Preferred Stock from 7,575 shares to 8,248.33 shares, and now read, in their entirety, as follows:

                        "Intelligent Information Incorporated, a Delaware
            corporation (the "CORPORATION"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by Article Fourth of its Restated Certificate of Incorporation, as amended, which Restated Certificate of Incorporation, as amended, authorizes 50,000 shares of Preferred Stock of the Corporation, par value $0.01 per share, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended, the Board of Directors of the Corporation, by unanimous consent in writing, has duly adopted a resolution providing for the creation of a series of Preferred Stock, par value $0.01 per share, designated as Series F Convertible Preferred Stock, authorizing the issuance of 8,248.33 shares of Series F Convertible Preferred Stock and setting forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

                        RESOLVED, that pursuant to the authority vested in the
            Board of Directors of the Corporation pursuant to the provisions of the DGCL and the Corporation's Restated Certificate of Incorporation, the Corporation is authorized to issue 8,248.33 shares of Series F Convertible Preferred Stock of the Corporation, as a class of Preferred Stock of the Corporation to be designated as


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            "SERIES F CONVERTIBLE PREFERRED STOCK," par value $0.01 per share, which shall have such powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, in addition to those set forth in the Restated Certificate of Incorporation, as amended, as are set forth below:

                        1. Designation; Number of Shares. The designation of this Series of Preferred Stock shall be "Series F Convertible Preferred Stock," par value $0.01 per share (the "SERIES F PREFERRED STOCK"). The maximum number of shares of Series F Preferred Stock that may be issued shall be 8,248.33 shares. The Series F Preferred Stock shall have an initial stated value of $3,960.40 per share (the "SERIES F STATED VALUE"). In the event of any stock split, stock dividend, combination or other recapitalization transaction by which the Corporation increases or decreases its outstanding Series F Preferred Stock, the Series F Stated Value per share of Series F Preferred Stock shall be adjusted to reflect such recapitalization."

                        2. Section 4 of the Series F Certificate, entitled "Conversion Rights of Series F Preferred Stock," is hereby amended to replace certain uses of the words "Common Stock" with the words "capital stock" in the first paragraph of subsection 4(c)(iv), and such subsection now reads, in its entirety, as follows:

                        "(iv) If the Corporation shall after the date hereof
            issue or sell any capital stock (other than Common Stock into which the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock is convertible or Common Stock issuable upon exercise of warrants outstanding on the date hereof or options to purchase up to 2,264,000 shares of Common Stock granted or to be granted to employees or consultants of the Corporation pursuant to any stock option plan adopted by the Corporation and its stockholders), without consideration or for a consideration per share (1) less than the Series F Conversion Price in effect immediately prior to the issuance of such capital stock or (2), in the case of options granted after the date hereof, less than 75% of the Series F Conversion Price in effect immediately prior to the issuance of such options, the Series F Conversion Price in effect immediately prior to such issuance shall forthwith (except as provided below in Section 4(c)(v)) be reduced to the price at which such capital stock was issued or sold by the Corporation."

            3. The foregoing amendments were approved by the Board of Directors pursuant to Section 151 of the Delaware General Corporation Law.



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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed this 22nd day of December, 1999.

                               INTELLIGENT INFORMATION INCORPORATED


                               By: /s/ Stephen G. Maloney
                                   ------------------------------
                                   Stephen G. Maloney,
                                   President and Chief Executive Officer




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